QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 10.2

AMENDED AND RESTATED

CRUDE OIL MARKETING AGREEMENT

 among

 PLAINS RESOURCES INC.

CALUMET FLORIDA, LLC

 and

 PLAINS MARKETING, L.P.

TABLE OF CONTENTS

ARTICLE I DEFINITIONS	1
1.1 Definitions	1
ARTICLE II PURCHASE AND SALE	3
2.1 Purchase and Sale	3
2.2 Addition or Release of Properties or Sellers	3
2.3 Delivery	4
2.4 Price	4
2.5 Payment	5
2.6 General Provisions	5
2.7 No Restrictions	5
ARTICLE III RENEGOTIATION	5
ARTICLE IV ADDITIONAL SERVICES	6
4.1 Additional Services	6
4.2 Sellers Indemnity	6
ARTICLE V TERM	6
ARTICLE VI REPRESENTATIONS AND WARRANTIES	7
6.1 Representations and Warranties of Sellers	7
6.2 Representations and Warranties of Buyer	8
ARTICLE VII CREDIT REQUIREMENTS	8
ARTICLE VIII SPECIFIED EVENTS	8
8.1 Buyer Specified Events	8
8.2 Seller Specified Events	9
8.3 Early Termination	10
8.4 Specified Damages	10
ARTICLE IX FORCE MAJEURE	10
9.1 Excuse for Nonperformance	10
9.2 Definition	10
9.3 Notice and Cure	10
ARTICLE X GENERAL PROVISIONS	11
10.1 No Survival of Representations and Warranties	11
10.2 Headings	11
10.3 Rights and Remedies Cumulative	11
10.4 Entire Agreement; Supersedure	11
10.5 Severability	11
10.6 Choice of Law; Submission to Jurisdiction	11
10.7 Binding Agreement; No Third-Party Beneficiaries	11
10.8 No Agency	11
10.9 Notice	11
10.10 Effect of Waiver or Consent	12
10.11 Assignment	12
10.12 Counterparts	12
10.13 Amendment or Modification	12
10.14 Further Assurances	12
10.15 Withholding or Granting of Consent	12
10.16 U.S. Currency	12
10.17 Laws and Regulations	12
10.18 Construction of Agreement	12

EXHIBITS

        Exhibit A            Covered Properties

        Exhibit B            Existing Contracts

        Exhibit C            General Provisions

CRUDE OIL MARKETING AGREEMENT

        This CRUDE OIL MARKETING AGREEMENT (this "Agreement"), dated July 23, 2004 by and among PLAINS RESOURCES INC., a Delaware corporation ("Plains Resources"), CALUMET FLORIDA, INC., a Delaware corporation ("Calumet"), and PLAINS MARKETING, L.P., a Delaware limited partnership ("Buyer") amends and restates the Crude Oil Marketing Agreement dated November 23, 1998, by and among Plains Resources, PLAINS ILLINOIS INC., a Delaware corporation ("Plains Illinois"), STOCKER RESOURCES, L.P., a California limited partnership ("Stocker"), Calumet and Buyer. Plains Resources and Calumet are sometimes referred to herein individually as a "Seller" and collectively as the "Sellers." Sellers and Buyer are sometimes referred to herein individually as a "Party" and collectively as the "Parties."

R E C I T A L S:

        A.    Sellers own and produce crude oil from properties located within the lower 48 states of the United States.

        B.    Sellers desire to sell and Buyer desires to purchase all of the crude oil that is produced and owned by Sellers from such properties.

        NOW, THEREFORE, the Parties agree as follows:

ARTICLE I
DEFINITIONS

        1.1   Definitions. As used herein, the following terms shall have the following meanings:

        "Affiliate" means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term "control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. For clarity, Plains Exploration & Production Company and Plains Resources are not Affiliates of each other for purposes of this Agreement.

        "Agreement" means this Agreement and all exhibits, schedules, amendments, modifications, and supplements to this Agreement.

        "Anniversary Date" has the meaning assigned in Article III.

        "Barrel" means forty-two (42) United States gallons of Crude Oil measured in accordance with the General Provisions.

        "Business Day" means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the states of New York or Texas shall not be regarded as a Business Day.

        "Buyer Specified Event" has the meaning assigned in Section 8.1.

        "Calumet Contract" means the Crude Oil Purchase Contract dated as of November 18, 2003, between Buyer and Calumet Florida Division of Plains Resources (A/K/A Calumet Florida LLC).

        "Conflicts Committee" means a committee of the Board of Directors of the General Partner composed entirely of two or more directors who are neither securityholders, officers nor employees of the General Partner nor officers, directors or employees of any Affiliate of the General Partner.

        "Corporate Governance Documents" means, with respect to any Person, the Certificate or Articles of Incorporation, or Partnership Agreement (or their equivalents), the by-laws (or their equivalents), and the other corporate governance documents of such Person.

        "Crude Oil" means crude oil meeting the specifications set forth in the General Provisions.

        "Defaulting Party" means (a) in the case of a Buyer Specified Event, Buyer, and (b) in the case of a Seller Specified Event, any Seller affected by such Seller Specified Event.

        "Delivery Point" has the meaning assigned in Section 2.3.

        "Effective Date" means the date of execution of this Agreement.

        "Existing Contract" means any (i) third party crude oil sales contract to which a Seller or its properties are bound or (ii) any joint operating agreement governing a Seller's property if the operator is not a Seller, to the extent, in the case of both clause (i) and (ii) above, such contract or operating agreement existed as of (a) the Effective Date and is listed on Exhibit B or (b) the date on which such Seller becomes a Seller pursuant to Section 2.2 or the properties become subject to this Agreement pursuant to Section 2.2.

        "Force Majeure" has the meaning assigned in Article IX.

        "General Partner" means Plains All American GP LLC, a Delaware limited liability company, in its capacity as the general partner of Plains AAP, L.P. (the general partner of Plains All American Pipeline, L.P)., and its predecessors, successors and permitted assigns as the managing entity of Plains All American Pipeline, L.P.

        "General Provisions" has the meaning assigned in Section 2.6.

        "Governmental Requirements" means all judgments, orders, writs, injunctions, decrees, awards, laws, ordinances, statutes, regulations, rules, franchises, permits, certificates, licenses, authorizations, and the like of any government, or any commission, board, court, agency, instrumentality, or political subdivision thereof.

        "Marketing and Administrative Fee" has the meaning assigned in Section 2.4.

        "Marketing Area" means the lower 48 states of the United States, Alaska and the Outer Continental Shelf.

        "Non-defaulting Party" means (i) in the case of a Buyer Specified Event, any Seller that is affected by such Buyer Specified Event, and (ii) in the case of a Seller Specified Event, Buyer.

        "Partnership Entities" shall mean the General Partner, Plains All American Pipeline, L.P., Plains Marketing GP Inc., and any Affiliate directly or indirectly controlled by the General Partner, Plains All American Pipeline, L.P. or Plains Marketing GP Inc.

        "Person" means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

        "Plains Entities" means Plains Resources and any of its Affiliates, other than the Partnership Entities.

        "Platt's P+ Average" means the arithmetic average of the Platt's Prices for P-Plus WTI during a Trading Cycle.

        "Platt's Difference" means the arithmetic average for a Trading Cycle of the difference between the Platt's Prices of the applicable grade of crude to be exchanged (i.e. WTS, LLS, HLS, Eugene Island, Bonito, etc.) and the prompt month WTI.

        "Platt's Prices" means the average of the price range of a particular grade of crude oil as published in the Crude Price Assessments table of Platt's Oilgram Price Report.

        "Purchase Price" has the meaning assigned in Section 2.4.

        "Sales Price" has the meaning assigned in Section 2.4.

        "Seller Specified Event" has the meaning assigned in Section 8.2.

        "Specified Event" means a Buyer Specified Event or a Seller Specified Event, as the case may be.

        "Trading Cycle" means for a particular month of delivery, a cycle beginning on the 26th day of the second month preceding such month of delivery through the 25th day of the month preceding such month of delivery.

        "Trade Location" has the meaning assigned in Section 2.4(b).

        "Voting Stock" means securities of any class of Plains Resources entitling the holders thereof to vote on a regular basis in the election of members of the board of directors of Plains Resources.

ARTICLE II
PURCHASE AND SALE

        2.1   Purchase and Sale. Buyer hereby agrees to purchase and receive and Sellers hereby agree to sell and deliver all of the Crude Oil produced and owned by Sellers from properties located within the Marketing Area. Currently, such properties are set forth on Exhibit A attached hereto and incorporated herein. Exhibit A shall be promptly updated to add or delete, as the case may be, Crude Oil production dedicated to this Agreement. No Crude Oil shall be sold hereunder in contravention of an Existing Contract by such Seller or from such properties until the Existing Contract has expired or been terminated.

        2.2   Addition or Release of Properties or Sellers. Crude Oil producing properties and Sellers shall be added or released from the terms and provisions of this Agreement upon the occurrence of the following events:

          (a)   If a Person who owns Crude Oil producing properties within the Marketing Area becomes an Affiliate controlled by Plains Resources, Plains Resources shall cause such controlled Affiliate to become a Seller hereunder by executing and delivering a ratification of this Agreement to Buyer as soon as practicable after the date such Person became an Affiliate controlled by Plains Resources.

          (b)   If a Seller acquires additional Crude Oil properties within the Marketing Area, such additional properties and the Crude Oil owned and produced therefrom by such Seller shall become subject to this Agreement as soon as practicable after the date of acquisition of such properties.

          (c)   If a Seller, other than Plains Resources, ceases to be an Affiliate of Plains Resources, this Agreement shall terminate with respect to such Seller, its properties, and the Crude Oil produced therefrom, with such termination to be effective as soon as practicable following the date such Seller gives written notice to Buyer that it has ceased to be an Affiliate of Plains Resources; but in no event shall such properties cease to be subject to this Agreement prior to the termination of and to the extent of any agreement Buyer has previously entered into for the sale of Crude Oil attributable to production from such properties.

          (d)   If a Seller sells, transfers or otherwise disposes of any of its properties or the interests therein that are within the Marketing Area, such properties or interests shall cease to be subject to this Agreement as soon as practicable following the date of such sale, transfer or disposition; but in no event shall such properties or interests cease to be subject to this Agreement prior to the termination of any agreement Buyer has previously entered into for the sale of Crude Oil attributable to production from such properties or interests. Buyer also agrees that it will give Sellers notice prior to entering into any such agreement with third parties for a term in excess of twelve months. Sellers will promptly, upon such notice, either approve or disapprove such agreement, in writing. Buyer will not sell any Crude Oil under such agreement without written approval from the relevant Sellers.

          (e)   If a Seller and Buyer determine that it is impracticable for Buyer to continue to purchase Crude Oil from any property owned by such Seller within the Marketing Area, such Seller and Buyer may, by mutual written agreement with the concurrence of the Conflicts Committee, terminate this Agreement with respect to such properties. Thereafter, neither such Seller nor Buyer shall have any further obligations under this Agreement with respect to such properties.

          (f)    Upon the occurrence of any of the foregoing events under subparagraphs (a), (b), (c), (d) or (e) above, the affected Seller shall give written notice to Buyer as soon as practicable and Exhibit A shall be revised to reflect the effect of such event. Upon request by any Party affected by such event, all Parties hereto shall execute and deliver to the requesting Party such documents and instruments as may be reasonably necessary to evidence additions or releases of Parties or properties to this Agreement.

          (g)   Notwithstanding the provisions of subparagraphs (a) and (b) above, the addition of any Seller or properties to this Agreement shall be subject to any Existing Contract. Accordingly, no Crude Oil shall be sold hereunder in contravention of an Existing Contract by such Seller or from such properties until the Existing Contract has expired or been terminated.

        2.3   Delivery. Delivery shall be made from the lease tankage on the properties, or such other point as is mutually agreed to and reflected on Exhibit A (a "Delivery Point"), into transportation facilities designated by Buyer.

        2.4   Price. The price to be paid by Buyer for Crude Oil sold hereunder (the "Purchase Price") shall be equal to the Sales Price for each Barrel as determined in this Section 2.4 (or as otherwise agreed by Buyer and relevant Seller), less the sum of (i) a marketing and administrative fee of $.20 for each Barrel sold (the "Marketing and Administrative Fee") and (ii) with respect to Crude Oil that is not sold by Buyer at a Delivery Point, the reasonable out-of-pocket expenses (if any) incurred by Buyer to transport or exchange each Barrel of such Crude Oil; provided, however, that the Marketing and Administrative fee shall not apply to third-party royalty barrels. Buyer hereby agrees to use commercially reasonable efforts to obtain (i) the highest Sales Price for Crude Oil sold pursuant to this Agreement and (ii) the lowest out-of-pocket expenses incurred by Buyer to transport or exchange each Barrel of Crude Oil, in each case taking into account all circumstances surrounding the transportation and sale of the Crude Oil. Buyer will, upon request of Seller, provide information with respect to bids solicited by Buyer for the sale of Crude Oil. Notwithstanding this Section 2.4, the parties hereto affirm in all respects the Calumet Contract, including the price stated therein.

          (a)   For Crude Oil that Buyer resells at a Delivery Point, the Sales Price shall be the price received by Buyer for each Barrel sold at the Delivery Point.

          (b)   For Crude Oil that Buyer either (i) transports to, and resells at, a location other than a Delivery Point (a "Trade Location") or (ii) exchanges for other Crude Oil at a Trade Location, the Sales Price shall be determined as follows:

            (x)   if such Crude Oil is not aggregated with other Crude Oil owned by Buyer, the Sales Price shall be equal to the price received by Buyer for each Barrel sold at the Trade Location; or

            (y)   if such Crude Oil is aggregated with other Crude Oil owned by Buyer, the Sales Price shall be equal to the sum of (i) the posted price received by Buyer for each Barrel sold at the Trade Location and (ii) a premium equal to the Platt's P+ Average and plus or minus, as applicable, the Platt's Difference at the Trade Location. If the Platt's P+ Average or the

    Platt's Difference is not published, then the price shall be the weighted average for each Barrel of Buyer's sales at such Trade Location.

        2.5   Payment. Payments by Buyer for Crude Oil purchased hereunder shall be based on the applicable Purchase Price, the volumes delivered by Sellers, and 100% of the interest shown on Exhibit A attached hereto, less state taxes which are withheld by Buyer. All payments shall be wired to Plains Resources for the account of the Sellers in accordance with written instructions from Plains Resources. Such wire transfers shall be made on the twentieth day of the month following the month of actual receipt of Crude Oil; provided that, if the twentieth day of the month falls on a Sunday or a banking holiday, payment will be made on the following Business Day, or if the twentieth day of the month falls on a Saturday, payment will be made on the preceding Business Day.

        2.6   General Provisions. Plains Marketing, L.P.'s General Provisions dated November 1, 1998, are attached hereto as Exhibit C and are incorporated by reference and made a part of this Agreement. If any conflict should arise between the General Provisions and the information stated herein, this Agreement shall apply.

        2.7   No Restrictions. No provision contained in this Agreement shall in any way be interpreted as being a restriction on the ability of any Seller to convey or transfer Crude Oil to any other Seller, or to any of their subsidiaries. However, all such Crude Oil conveyed or transferred to a Seller or subsidiary is and shall remain subject to this Agreement including the obligations contained in this Article II.

ARTICLE III
RENEGOTIATION

        3.1   Prior to November 23, 2006, and the end of each successive three-year period thereafter (an "Anniversary Date"), either the Sellers or Buyer may request, in writing, to renegotiate the Marketing and Administrative Fee. Any such renegotiation request must be accompanied with documentation supporting the request to either increase or decrease the Marketing and Administrative Fee, and shall be in accordance with the following procedures:

          (a)   At least 120 days prior to the applicable Anniversary Date, either the Sellers or Buyer may request, in writing, to renegotiate the Marketing and Administrative Fee. If neither Sellers nor Buyer makes such a request, the Parties will be deemed to have agreed upon the then-existing Marketing and Administrative Fee.

          (b)   Sellers and Buyer shall renegotiate the Marketing and Administrative Fee in good faith. If a revised Marketing and Administrative Fee has not been agreed upon at least 75 days prior to the applicable Anniversary Date, then Sellers may enter into negotiations for the sale of their Crude Oil with any Person who is not an Affiliate of Sellers. If Sellers do not reach an agreement with such non-affiliated Person at least 30 days prior to applicable Anniversary Date, then this Agreement shall continue and the Marketing and Administrative Fee shall be revised, effective the first day after the applicable Anniversary Date, to equal the Marketing and Administrative Fee last offered by Buyer.

          (c)   If Sellers are successful in reaching agreement with such non-affiliated Person which provides for (i) a term of not less than one year nor more than three years; (ii) a Marketing and Administrative Fee which is less than the Marketing and Administrative Fee last offered by Buyer; and (iii) additional services substantially similar to those provided for in Article IV below, this Agreement shall terminate. Such termination shall be effective on the next Anniversary Date and, thereafter, Sellers may sell their Crude Oil to such non-affiliated Person during the term of their agreement with such Person. Within 120 days prior to the end of the term of such other agreement, either the Sellers or Buyer may request negotiations to resume this Agreement and to negotiate a revised Marketing and Administrative Fee in accordance with the procedures set forth above.

        3.2   Sellers' and Buyer's right to request a renegotiation of the Marketing and Administrative Fee in order to resume this Agreement shall continue until such time that this Agreement terminates pursuant to Article V, or until such time that Sellers have sold their Crude Oil production to a Person who is not an Affiliate of Sellers for a period of five (5) consecutive years.

ARTICLE IV
ADDITIONAL SERVICES

        4.1   Additional Services. Upon request, Buyer agrees to provide Sellers with the following services, which shall be provided at no additional cost to Sellers except for reimbursement of all reasonable out-of-pocket costs incurred by Buyer to provide such services:

          (a)   Provide Sellers with (i) historical information related to crude oil and natural gas prices in the possession of, or accessible to, Buyer, and (ii) Buyer's assessment of crude oil and natural gas prices to assist Sellers in their hedging strategies and decisions.

          (b)   Execute hedges on behalf of, or for the benefit of, Sellers' crude oil and natural gas production.

          (c)   Assist Sellers in their evaluation of potential acquisitions of oil and gas properties.

          (d)   Assist Sellers in preparing information relating to their potential disposition of any of their crude oil and natural gas properties.

          (e)   Market the production of their natural gas and natural gas liquids produced in association with Sellers' crude oil production.

          (f)    Negotiate natural gas purchase agreements required for the operation of Sellers' properties.

          (g)   Provide royalty distribution services.

        4.2   Sellers Indemnity. Sellers agree to release, protect, defend, indemnify and hold Buyer, the General Partner, and their parents, subsidiaries, Affiliates, successors and assigns, and their agents, officers, directors, employees, representatives and contractors (hereinafter collectively referred to as the "Buyer Group") harmless from and against all claims, losses, costs, demands, damages, suits, judgments, penalties, liabilities, debts, expenses and causes of action of whatsoever nature or character, including but not limited to reasonable attorney's fees and other costs and expenses, which in any way arise out of or are related to this Agreement, including, without limitation, (i) the performance or subject matter of this Agreement, (ii) the performance of the services in Section 4.1, (iii) the breach by Sellers of any terms of this Agreement, or (iv) the ingress, egress or presence on any premises, whether land, buildings, or otherwise, in conjunction with this Agreement (collectively, the "Claims"), including claims due to personal injury, death, or loss or damage of property, whether or not caused by the sole, joint and/or concurrent negligence, fault or strict liability of any member of the Buyer Group, but in no event does this indemnity include claims caused by the Buyer Group's own gross negligence or willful misconduct.

ARTICLE V
TERM

        The term of this Agreement shall commence on the date of this Agreement and shall continue until November 23, 2009 unless sooner terminated as provided herein. This Agreement shall terminate (i) on the date on which no Affiliate of Plains Resources owns, directly or indirectly, an interest in the general partner of the MLP and (ii) at the election of Plains Resources upon a "Change of Control" of Plains Resources. A Change of Control of Plains Resources shall be deemed to have occurred upon the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Plains Entities to any Person and its Affiliates unless immediately following such sale, lease, exchange or other transfer such assets are owned, directly or indirectly, by the Plains Entities; (ii) the consolidation or merger of Plains Resources with or into another Person pursuant to a transaction in which the outstanding Voting Stock of Plains Resources is changed into or exchanged for cash, securities or other property, other than any such transaction where (a) the outstanding Voting Stock of Plains Resources is changed into or exchanged for Voting Stock of the surviving corporation or its parent and (b) the holders of the Voting Stock of Plains Resources immediately prior to such transaction own, directly or indirectly, not less than a majority of the Voting Stock of the surviving corporation or its parent immediately after such transaction; and (iii) a "person" or "group" (within the meaning of Sections 13(d) or 14(d)(2) of the Exchange Act) being or becoming the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of more than 50% of all Voting Stock of Plains Resources, then outstanding, except in a merger or consolidation which would not constitute a Change of Control under clause (ii) above. Notwithstanding any of the foregoing, the anticipated merger of an Affiliate of Vulcan Energy Corporation with Plains Resources will not constitute a Change of Control hereunder, and the survivor of such merger shall remain a party hereto with all rights and obligations hereunder.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES

        6.1   Representations and Warranties of Sellers. Each Seller represents and warrants to Buyer as of the date hereof that:

          (a)   Each Seller is a corporation or limited partnership duly organized, validly existing, and in good standing under the laws of the state of their respective formation, and has all requisite corporate or partnership power and authority to execute, deliver, and perform this Agreement.

          (b)   The execution, delivery, and performance by each Seller of this Agreement, and the consummation of the transactions contemplated herein, are within its corporate or partnership power and authority and have been duly authorized by all necessary corporate or partnership action.

          (c)   No authorization, consent, or approval of, or other action by, or notice to, or filing with, any governmental authority, regulatory body, or any other Person is required for the due authorization, execution, delivery, or performance by any Seller of this Agreement, or the consummation of the transactions contemplated herein, except those authorizations, consents, and approvals that have been obtained and remain in full force and effect, and those notices and filings which have been made and remain in full force and effect.

          (d)   This Agreement has been duly executed and delivered by each Seller, and is the legal, valid, and binding obligation of each Seller enforceable against it in accordance with its terms, except that enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the rights of creditors generally, and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

          (e)   Neither the execution, delivery, or performance by any Seller of this Agreement, nor the consummation of the transactions contemplated herein, will violate any provision of any Seller's Corporate Governance Documents, or any agreement, indenture, or instrument to which any Seller is a party or by which any of its property or assets are bound, or any provision of any existing Governmental Requirement.

        6.2   Representations and Warranties of Buyer. Buyer represents and warrants to Sellers as of the date hereof that:

          (a)   Buyer is a limited partnership duly organized, validly existing, and in good standing under the laws of the state of Texas, and has all requisite power and authority to execute, deliver, and perform this Agreement.

          (b)   The execution, delivery, and performance by Buyer of this Agreement, and the consummation of the transactions contemplated herein, are within Buyer's partnership power and authority and have been duly authorized by all necessary partnership action.

          (c)   No authorization, consent, or approval of, or other action by, or notice to, or filing with, any governmental authority, regulatory body, or any other Person is required for the due authorization, execution, delivery, or performance by Buyer of this Agreement, or the consummation of the transactions contemplated by this Agreement, except those authorizations, consents, and approvals that have been obtained and remain in full force and effect, and those notices and filings which have been made and remain in full force and effect.

          (d)   This Agreement has been duly executed and delivered by Buyer, and is the legal, valid, and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except that enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the rights of creditors generally, and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

          (e)   Neither the execution, delivery, or performance by Buyer of this Agreement, nor the consummation of the transactions contemplated hereby, will violate any provision of Buyer's Corporate Governance Documents, or any agreement, indenture, or instrument to which Buyer is a party or by which any of its property or assets are bound, or any provision of any existing Governmental Requirement.

ARTICLE VII
CREDIT REQUIREMENTS

        Purchases made by Buyer hereunder shall be on open account provided that:

          (a)   Buyer or its Affiliates are not in default in the payment when due of any of its indebtedness in excess of $10,000,000 in the aggregate; and

          (b)   Buyer's sales of Crude Oil hereunder are in accordance with the credit policies set forth by the General Partner's chief financial officer.

ARTICLE VIII
SPECIFIED EVENTS

        8.1   Buyer Specified Events. Each of the following shall constitute a Buyer Specified Event for all purposes of this Agreement:

          (a)   Any amount due hereunder for the purchase of Crude Oil shall not be paid in full when due and Buyer does not cause the cure of such failure on or before the fifteenth (15th) Business Day after notice from a Seller of such failure is received by Buyer;

          (b)   Buyer fails to receive and purchase Crude Oil production dedicated to this Agreement for reasons other than Force Majeure or any action or inaction of a Seller, and such failure is not remedied on or before the earlier of the thirtieth (30th) day after (i) any officer of the General Partner becomes aware of such failure or (ii) a Seller has given written notice of such failure to Buyer;

          (c)   any representation and warranty made in Section 6.2 shall prove to have been incorrect in any material respect when made, and (i) such default or breach shall continue unremedied for a period of thirty (30) days after the earlier of (x) any officer of the General Partner becomes aware of such default or (y) a Seller has given written notice of such default to Buyer, and (ii) a Seller reasonably determines that the continuation of such default or breach may materially and adversely affect Buyer's ability to satisfy its obligations hereunder;

          (d)   Buyer fails to negotiate in good faith as provided in Article III;

          (e)   Buyer (i) is dissolved (other than pursuant to a consolidation, amalgamation or merger); (ii) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due; (iii) makes a general assignment, arrangement or composition with or for the benefit of its creditors; (iv) institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition (A) results in a judgment or insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation or (B) is not dismissed, discharged, stayed or restrained in each case within thirty (30) days of the institution or presentation thereof, (v) has a resolution passed for its winding-up or liquidation (other than pursuant to a consolidation, amalgamation or merger); (vi) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it, or for all or substantially all its assets; (vii) has a secured party take possession of all or substantially all of its assets or has an execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all of its assets and such secured party maintains possession or any such process is not dismissed, discharged, stayed or restrained in each case within thirty (30) days thereafter; (viii) causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in clauses (i) to (vii) (inclusive); or (ix) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

        8.2   Seller Specified Events. Each of the following shall constitute a Seller Specified Event for all purposes of this Agreement:

          (a)   A Seller shall fail to deliver Crude Oil production subject to this Agreement and such failure is not remedied by such Seller on or before the fifteenth (15th) Business Day after notice from Buyer of such failure is received by the Seller;

          (b)   Any representation and warranty made in Section 6.1 shall prove to have been incorrect in any material respect when made, and (i) such default or breach shall continue unremedied for a period of thirty (30) days after the earlier of (x) any officer of a Seller becomes aware of such default or (y) Buyer has given written notice of such default to a Seller, and (ii) Buyer reasonably determines that the continuation of such default or breach may materially adversely affect Seller's ability to satisfy its obligations hereunder;

          (c)   A Seller (i) is dissolved (other than pursuant to a consolidation, amalgamation or merger); (ii) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due; (iii) makes a general assignment, arrangement or composition with or for the benefit of its creditors; (iv) institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition (A) results in a judgment or insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation or (B) is not dismissed, discharged, stayed or restrained in each case within thirty (30) days of the institution or presentation thereof, (v) has a resolution passed for its winding-up or liquidation (other than pursuant to a consolidation, amalgamation or merger); (vi) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets; (vii) has a secured party take possession of all or substantially all of its assets or has an execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within thirty (30) days thereafter; (viii) causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, had an analogous effect to any of the events specified in clauses (i) to (vii) (inclusive); or (ix) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts;

          (d)   A Seller or Sellers fail to negotiate in good faith as provided in Article III.

        8.3   Early Termination. If any Specified Event shall have occurred and be continuing, then the Non-defaulting Party may by notice to the Defaulting Party designate a date (which date shall not be earlier than 60 days after receipt of such notice) on which this Agreement shall terminate as between the Non-defaulting Party and the Defaulting Party, and this Agreement shall terminate as between the Non-defaulting Party and the Defaulting Party on such designated date whether or not such Specified Event is then continuing; provided that the provisions of Section 8.4 shall survive such termination.

        8.4   Specified Damages. The Defaulting Party shall pay all damages and expenses incurred by the Non-defaulting Party as a result of the termination of this Agreement under Section 8.3 arising out of or in connection with any collection, bankruptcy, insolvency, or other enforcement proceedings resulting from the occurrence of the Specified Event giving rise to such termination. Payment of such damages and expenses shall be the Defaulting Party's only liability, and the Non-defaulting Party's sole remedy and exclusive claim, as a result of the Specified Event and the resulting termination of this Agreement under Section 8.3 as between the Non-defaulting Party and the Defaulting Party.

ARTICLE IX
FORCE MAJEURE

        9.1   Excuse for Nonperformance. Subject to the other provisions of this Agreement, the obligations of a Party under this Agreement (including the obligation of Sellers to deliver Crude Oil), except the obligation to pay money to the other Party, may be suspended for a reasonable period as a result of an event of Force Majeure, to the extent that nonperformance is caused by Force Majeure, and the affected Party shall be relieved of liability for failing to perform from the inception of such event and during the continuance thereof and the time of any such suspension of obligations shall be added to the term of this Agreement.

        9.2   Definition. An event of "Force Majeure" means war, riots, insurrections, fire, explosions, sabotage, strikes, and other labor or industrial disturbances, acts of God or the elements, Governmental Requirements, disruption or breakdown of production or transportation facilities, delays of pipeline carrier in receiving and delivering crude oil tendered, or any other cause, whether similar or not, reasonably beyond the control of the affected Party.

        9.3   Notice and Cure. A Party affected by Force Majeure shall, as a condition to invoking Force Majeure as an excuse for nonperformance under this Agreement, promptly give notice of the occurrence of Force Majeure to the other Party, with reasonably detailed information about the event of Force Majeure and the effect it has had, and is anticipated to have, on the performance of the invoking Party, and shall confirm such notice of Force Majeure and its consequences in writing no later than two (2) Business Days after the occurrence of such event of Force Majeure. The invoking Party shall exercise due diligence in good faith to remedy the Force Majeure and resume full performance under this Agreement as soon as reasonably practicable.

ARTICLE X
GENERAL PROVISIONS

        10.1 No Survival of Representations and Warranties. Notwithstanding anything to the contrary herein, all representations and warranties provided by Sellers and Buyer in Article VI shall not survive the termination of this Agreement.

        10.2 Headings. The headings, captions, and arrangements contained in this Agreement have been inserted for convenience only and shall not be deemed in any manner to modify, explain, enlarge, or restrict any of the provisions hereof.

        10.3 Rights and Remedies Cumulative. Except as provided in Section 8.4, the rights and remedies of each of the Parties under this Agreement shall be cumulative and non-exclusive of any other rights or remedies which each Party may have under any other agreement or instrument, by operation of law, or otherwise.

        10.4 Entire Agreement; Supersedure. This Agreement constitutes the entire agreement of the parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein.

        10.5 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance shall be held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

        10.6 Choice of Law; Submission to Jurisdiction. This Agreement shall be subject to and governed by the laws of the State of Texas, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state. Each party hereby submits to the jurisdiction of the state and federal courts in the State of Texas and to venue in Houston, Harris County, Texas.

        10.7 Binding Agreement; No Third Party Beneficiaries. This Agreement is entered into for the benefit of the Parties and their permitted successors and assigns. It shall be binding upon and shall inure to the benefit of such Parties and their successors and assigns. There are no other beneficiaries of this Agreement.

        10.8 No Agency. Except as otherwise provided in this Agreement, nothing herein shall serve to create any agency, employment, master and servant relationship, partnership, or joint venture between Sellers and Buyer, their Affiliates, or any officer, director, employee or agent thereof.

        10.9 Notice. All notices or requests or consents provided for or permitted to be given pursuant to this Agreement must be in writing and must be given by depositing same in the United States mail, addressed to the Person to be notified, postpaid, and registered or certified with return receipt requested or by delivering such notice in person or by telecopier or telegram to such party. Notice given by personal delivery or mail shall be effective upon actual receipt. Notice given by telegram or telecopier shall be effective upon actual receipt if received during the recipient's normal business hours, or at the beginning of the recipient's next business day after receipt if not received during the recipient's normal business hours. All notices to be sent to a party pursuant to this Agreement shall be sent to or made at the address set forth below, or at such other address as such party may stipulate to the other parties in the manner provided in this Section 10.9.

If to Buyer:	If to Sellers:
Plains Marketing, L.P. 333 Clay St., Suite 1600 Houston, Texas 77002 Attention: Harry N. Pefanis	Plains Resources Inc. 700 Milam, Suite 3100 Houston, Texas 77002 Attention: President

        10.10 Effect of Waiver or Consent. No waiver or consent, express or implied, by any party to or of any breach or default by any Person in the performance by such Person of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such Person of the same or any other obligations of such Person hereunder. Failure on the part of a party to complain of any act of any Person or to declare any Person in default, irrespective of how long such failure continues, shall not constitute a waiver by such party of its rights hereunder until the applicable statute of limitations period has run.

        10.11 Assignment. No party shall have the right to assign its rights or obligations under this Agreement without the consent of the other parties hereto.

        10.12 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signatory parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.

        10.13 Amendment or Modification. This Agreement may be amended or modified from time to time only by the written agreement of all the parties hereto. Each such instrument shall be reduced to writing and shall be designated on its face an "Amendment" or an "Addendum" to this Agreement.

        10.14 Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each signatory party hereto agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.

        10.15 Withholding or Granting of Consent. Each party may, with respect to any consent or approval that it is entitled to grant pursuant to this Agreement, grant or withhold such consent or approval in its sole and uncontrolled discretion, with or without cause, and subject to such conditions as it shall deem appropriate.

        10.16 U.S. Currency. All sums and amounts payable to or to be payable pursuant to the provisions of this Agreement shall be payable in coin or currency of the United States of America that, at the time of payment, is legal tender for the payment of public and private debts in the United States of America.

        10.17 Laws and Regulations. Notwithstanding any provision of this Agreement to the contrary, no party hereto shall be required to take any act, or fail to take any act, under this Agreement if the effect thereof would be to cause such party to be in violation of any applicable law, statute, rule or regulation.

        10.18 Construction of Agreement. In construing this Agreement:

          (a)   no consideration shall be given to the fact or presumption that one Party had a greater or lesser hand in drafting this Agreement;

          (b)   examples shall not be construed to limit, expressly or by implication, the matter they illustrate;

          (c)   the word "includes" and its derivatives means "includes, but is not limited to" and corresponding derivative expressions;

          (d)   a defined term has its defined meaning throughout this Agreement, regardless of whether it appears before or after the place where it is defined;

          (e)   the plural shall be deemed to include the singular, and vice versa;

          (f)    each gender shall be deemed to include the other genders;

          (g)   each reference to an article, section, or subsection refers to an article, section, or subsection of this Agreement unless expressly otherwise provided; and

          (h)   all references to a party shall include all successors and permitted assigns of such party.

[The next page is the signature page]

        IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date and year first above written.

BUYER:
PLAINS MARKETING, L.P. By: Plains Marketing GP Inc., its General Partner
By:	/s/ HARRY N. PEFANIS
Name: Harry N. Pefanis Title: President and Chief Operating Officer
SELLERS:
PLAINS RESOURCES INC.
By:	/s/ JOHN T. RAYMOND
Name: John T. Raymond Title:President and Chief Executive Officer
CALUMET FLORIDA INC.
By:	/s/ JOHN T. RAYMOND
Name: John T. Raymond Title: President

EXHIBIT A

Sellers' Crude Oil Producing Properties
Within Marketing Area

Seller	Field	State	Delivery Point
Calumet Florida LLC:	Racoon Point	Florida	Pipeline facilities nominated by Buyer at Nederland Texas
	Sunniland	Florida	(same)
	Bear Island	Florida	(same)
	South Bear Island	Florida	(same)
	Sunoco	Florida	(same)
	West Felda	Florida	(same)

EXHIBIT B

Existing Contracts

[none]

EXHIBIT B

PLAINS MARKETING, L.P.
GENERAL PROVISIONS

        SPECIFIC TERMS:    The General Provisions set forth herein are incorporated by reference and made a part of that certain Crude Oil Marketing Agreement dated July    , 2004, by and among Buyer and Sellers (the "Agreement"). In the event there is any inconsistency between these General Provisions and the Agreement, the Agreement shall prevail. All capitalized terms not otherwise defined in this Exhibit C shall have the meaning set forth for them in the Agreement.

        WARRANTY/INDEMNIFICATION:    The Sellers warrant good title to or the right to sell all Crude Oil delivered pursuant to the Agreement and warrant that such shall be free from all royalties, liens, encumbrances, and all applicable foreign, federal, state and local taxes that are imposed upon the production and/or removal of Crude Oil from the premises through the Delivery Point. Sellers also warrant that such Crude Oil has been produced, handled and transported to the Delivery Point in accordance with all applicable laws, rules and regulations of all local, state and federal authorities. Sellers further warrant that all Crude Oil will be merchantable. Sellers further agree to indemnify, defend and hold harmless Buyer, the General Partner, and their parents, subsidiaries, Affiliates, successors and assigns, and their agents, officers, directors, employees, representatives and contractors from and against all loss, costs, damages or expenses of any nature by or on account of Buyer, the General Partner, or their parents, subsidiaries, Affiliates, successors and assigns, and their agents, officers, directors, employees, representatives or contractors having made (i) 100% payment to Sellers or (ii) payment to interest owners on behalf of Sellers based on information provided by Sellers.

        TAXES:    Sellers shall be responsible for all production, severance and other related taxes incurred prior to delivery, provided that Buyer is hereby authorized to withhold such taxes from payments to Sellers and remit such taxes to the proper regulatory authority. Buyer shall be responsible for the payment of any and all taxes now in effect or hereafter imposed on the Crude Oil after the Delivery Point.

        TITLE AND RISK OF LOSS:    Title to, possession of and risk of loss of Crude Oil shall pass to the Buyer as the Crude Oil passes from equipment owned or controlled by the Sellers, or owned or controlled by a party designated to make delivery on behalf of the Sellers, into equipment owned or controlled by Buyer, or owned or controlled by a party designated to take delivery on behalf of Buyer. Provided, however, that in cases of in line transfers, title to, possession of and risk of loss of Crude Oil shall pass to Buyer as the Crude Oil is deemed transferred. Such shall be deemed transferred to Buyer upon completion of each in line transfer with quantity determined, when available, in accordance with the transfer statement or other receipt issued by the carrier or storage facility.

        EQUAL DELIVERIES:    For purposes of determining price, Crude Oil delivered during any given month hereunder shall be deemed to have been delivered in equal daily quantities during such month except as follows: Deliveries of Crude Oil at lease locations based on meter tickets shall be deemed to have been delivered in equal daily quantities during the period covered by the meter ticket and deliveries of Crude Oil at lease locations based on run tickets, shall be deemed to have been delivered on the date recorded on each run ticket issued by the designated carrier.

        MEASUREMENTS AND TESTS:    All measurements hereunder shall represent one hundred percent (100%) volume with such volume and gravity adjusted to sixty degrees (60°) Fahrenheit temperature. Procedures for measuring and testing, except for deliveries through positive displacement-type liquid meters, shall be according to latest ASTM published methods then in effect. Procedures for such metered-type delivery shall be according to the latest ASME-API published methods then in effect. The Crude Oil delivered hereunder shall be merchantable and acceptable to the carriers involved and full deduction shall be made for all BS&W content according to the latest ASTM standard method then in effect. Any Party shall have the right to have a representative present to witness all gauges, tests and measurements; however, should any Party hereto fail to have a representative present during such measuring and testing, the measurements and tests of the other Party will be accepted.

        CONFIRMATION OF DELIVERY:    Confirmation of delivery shall be based on run tickets evidencing such delivery or allocation statements issued by the carriers involved.

        DIVISION ORDERS:    In the event any Party signs a division order in favor of the other Party pertaining to the object of the Agreement, terms of the Agreement shall supersede the terms of such division order to the extent that there may be a conflict between the two.

        DISPUTE-WITHHOLDING OF FUNDS:    If a suit is filed that affects the interest of a Seller, written notice shall be given to Buyer by such Seller together with a copy of the complaint or petition filed. In the event of a claim or dispute that affects title to the division interest credited to such Seller, Buyer is authorized to withhold payments accruing to such interest, without interest unless otherwise required by applicable statute, until the claim of dispute is settled.

        NOTICES:    Sellers agree to notify Buyer in writing of any change of Payee, including changes of interest contingent on payment of money or expiration of time. No change is binding on Buyer until the recorded copy of the instrument of change or documents satisfactorily evidencing such change are furnished to Buyer at the time the change occurs. Any change shall be made effective on the first day of the month following receipt of such notice by Buyer.

        SET-OFF:    In the event any Party shall fail to make timely delivery of any Crude Oil, or other applicable products due and owing to the other Party, or in the event any Party shall fail to make timely payment of any monies due and owing to the other Party, the other Party may offset any deliveries or payments due under this or any other agreement between the parties.

        AUDIT:    Any Party and their duly authorized representatives shall have access to the accounting records and other documents maintained by the other Party which relate to the Agreement, and shall have the right to audit such records at any reasonable time or times within twenty-four (24) months of the date a statement is rendered.

QuickLinks

  EXHIBIT 10.2
TABLE OF CONTENTS
CRUDE OIL MARKETING AGREEMENT
ARTICLE I DEFINITIONS
ARTICLE II PURCHASE AND SALE
ARTICLE III RENEGOTIATION
ARTICLE IV ADDITIONAL SERVICES
ARTICLE V TERM
ARTICLE VI REPRESENTATIONS AND WARRANTIES
ARTICLE VII CREDIT REQUIREMENTS
ARTICLE VIII SPECIFIED EVENTS
ARTICLE IX FORCE MAJEURE
ARTICLE X GENERAL PROVISIONS
EXHIBIT A
EXHIBIT B
EXHIBIT B